EXHIBIT 99.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

JULY 2005

Our non-employee directors are paid $2,500 for each meeting of the board of directors attended and $250 for each committee meeting attended. The chairman of the board and the chairman of the compensation committee are paid an additional $500 for each board or compensation committee meeting they chaired, and the chairman of the audit committee is paid an additional $1,000 for each audit committee meeting chaired. We also reimburse directors for travel expenses in attending meetings.

Upon election or appointment to our board of directors, each new non-employee director receives an option to purchase 10,000 shares of common stock under our 1998 stock incentive compensation plan upon commencement of service on the board at an exercise price equal to the closing price per share of our common stock as reported on the Nasdaq SmallCap Market on the date of grant. The options have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

Each non-employee director also receives an automatic annual grant of options to purchase 1,000 shares of common stock under our 1998 stock incentive compensation plan on the date of each year's annual meeting.

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